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                     May 4, 2023

       Frank Lonegro
       Executive Vice President and Chief Financial Officer
       Beacon Roofing Supply, Inc.
       505 Huntmar Park Drive, Suite 300
       Hearndon, VA 20170

                                                        Re: Beacon Roofing
Supply, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed February 24,
2023
                                                            File No. 000-50924

       Dear Frank Lonegro:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services